Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated April 26, 2012, relating to the consolidated financial statements and the related financial statement schedule of VanceInfo Technologies Inc. and its subsidiaries (collectively the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the annual report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
August 31, 2012